Bankwell Financial Group, Inc. Announces Resumption of Share Repurchase Program and One-Time Charges Associated with Expense Reduction Initiatives

New Canaan, CT – December 30, 2020 – Bankwell Financial Group, Inc. (NASDAQ: BWFG) (the “Company”) announced today that it will resume its previously authorized share repurchase program. Under the existing program, the Company may repurchase an additional 307,333 shares, or approximately 4% of the Company’s outstanding shares.

The Company also announced that it will include one-time pre-tax charges of approximately $3.9 million in its Q4 2020 results. Approximately $2.3 million of these charges are estimated to result in future cash expenditures. The charges are related to the Company’s previously announced expense reduction initiative and were approved by the Company’s Board of Directors on December 24, 2020.

The $3.9 million pre-tax charge consists of three major components: office and branch consolidation expenses, employee severance costs, and a fee related to the early termination of a legacy technology contract.

Approximately $2.0 million of the pre-tax charge represent expenses related to office and branch consolidation. The Company previously announced a move to a consolidated headquarters in New Canaan, CT. As a result of this consolidation, several office locations will be eliminated and the Company expects to incur certain charges related to those sites. The Company also plans to close its Elm Street branch in New Canaan, CT in mid-2021.

Approximately $0.8 million of the pre-tax charge represent severance charges related to a reduction in the Company’s workforce, including the Voluntary Early Retirement Incentive Plan offered to eligible employees during Q4 2020.

The Company expects annual cost savings of approximately $2.3 million from the aforementioned office and branch consolidations and the reduction in workforce initiative.

The final component of the pre-tax charge is a $1.1 million charge related to early termination fees payable to a legacy technology vendor. In order to support increased commercial deposit growth and offer Bankwell Bank’s clients enhanced Treasury Management services, the Company has committed to a new technology vendor, a leading provider of digital banking solutions. The Company believes a more robust digital banking platform will expand its deposit acquisition opportunities with new and existing commercial relationships and warrants the onetime expense.

The Company’s President and Chief Executive Officer, Chris Gruseke, noted, “The actions we have announced today will result in both immediate and longer term improvements to our operating results. As we leave the challenging operating environment of 2020 behind, we look forward to significant progress in 2021.”

About Bankwell Financial Group

Bankwell is a commercial bank that serves the banking needs of residents and businesses throughout Fairfield and New Haven Counties, Connecticut. For more information about this press release, interested parties may contact Christopher R. Gruseke, President and Chief Executive Officer or Penko Ivanov, Executive Vice President and Chief Financial Officer of Bankwell Financial Group at (203) 652-0166.

For more information, visit www.mybankwell.com.

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,”

“anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include, but are not limited to, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, uncertain impacts of, or additional changes in, monetary, fiscal or tax policy to address the impact of COVID-19, prolonged measures to contain the spread of COVID-19 or premature easing of such containment measures, either of which could further exacerbate the effects on the Company’s business and results of operations, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.